Exhibit 10.4

SERVICES AGREEMENT

by and between

FBR CAPITAL MARKETS CORPORATION

and

FREIDMAN, BILLINGS, RAMSEY GROUP, INC.

Dated as of July 20, 2006

i

TABLE OF CONTENTS

(Continued)

SCHEDULES

1.	FBR Group Subsidiaries
2.	FBR Capital Markets Subsidiaries

EXHIBITS

1.	Government and Corporate Affairs Services
2.	Human Resources Services
3.	Treasury Services
4.	Financial Reporting, Research and Ledger Services
5.	Internal Auditing Services
6.	Information Technology Services
7.	Legal and Corporate Secretary Services
8.	Travel, Building and Conference Services
9.	Tax Services
10.	Corporate Planning and Analysis Services
11.	Corporate Business Development Services
12.	Financial Communications and Investor Relations Services
13.	Administrative Services
14.	Asset Management Services
15.	Marketing and Media Communications Services

ii

SERVICES AGREEMENT

THIS SERVICES AGREEMENT, as amended, modified and in effect from time to time (this “Agreement”), is made as of July 20, 2006, by and between FBR CAPITAL MARKETS CORPORATION, a Virginia corporation (“FBR Capital Markets”), and FRIEDMAN, BILLINGS, RAMSEY GROUP, INC., a Virginia corporation (“FBR Group”).

WHEREAS, FBR Capital Markets desires to provide or cause to be provided to FBR Group and the FBR Group Subsidiaries (as defined below) certain services pursuant to the terms set forth in this Agreement.

WHEREAS, FBR Group desires to provide or cause to be provided to FBR Capital Markets and the FBR Capital Markets Subsidiaries (as defined below) certain services pursuant to the terms set forth in this Agreement.

WHEREAS, FBR Capital Markets and FBR Group desire to enter into this Agreement to set forth their respective roles and responsibilities with respect to the provision of such services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FBR Capital Markets and FBR Group, for themselves and their successors and assigns, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

(a) “Actual Cost” has the meaning set forth in Section 3.3 hereof.

(b) “Affiliate” means, with respect to a given Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “Control” when used with respect to any Person means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

(c) “AOP” shall have the meaning set forth in Section 5.1 hereof.

(d) “Confidential Information” shall have the meaning set forth in Section 9.1 hereof.

(e) “Damages” shall have the meaning set forth in Section 11.2(a) hereof.

(f) “Exhibits” means the exhibits attached hereto and incorporated by reference in this agreement, as amended, modified and in effect from time to time, and “Exhibit” shall mean each one individually.

(g) “FBR Capital Markets Fees” shall have the meaning set forth in Section 3.1(a) hereof.

(h) “FBR Group Fees” shall have the meaning set forth in Section 3.1(b) hereof.

(i) “Fees” shall have the meaning set forth in Section 3.1(b) hereof.

(j) “FBR Capital Markets Subsidiaries” mean the entities listed on Schedule 2 attached hereto, as may be amended, modified and in effect from time to time.

(k) “FBR Group Subsidiaries” mean the entities listed on Schedule 1 attached hereto, as may be amended, modified and in effect from time to time.

(l) “Finally Determined” means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or matter has either (i) been decided by an arbitrator or Governmental Entity of competent jurisdiction by judgment, order, award or other ruling or (ii) has been settled or voluntarily dismissed and, in the case of each of clauses (i) and (ii), the claimants’ rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged or extinguished, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.

(m) “Governmental Entity” means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(n) “Indemnified Party” shall have the meaning set forth in Section 11.3(a) hereof.

(o) “Indemnifying Party” shall have the meaning set forth in Section 11.3(a) hereof.

(p) “Parties” mean FBR Group and FBR Capital Markets (“Party” means either FBR Group or FBR Capital Markets).

(q) “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Government Entity (and any department or agency thereof) or other entity.

(r) “Records” shall have the meaning set forth in Section 2.3 hereof.

(s) “Representative” shall have the meaning set forth in Section 4.1 hereof.

(t) “Services” shall have the meaning set forth in Section 2.1(a) hereof, and “Service” means each such Service, individually.

(u) “Transition Assistance Services” shall have the meaning set forth in Section 10.3 hereof.

ARTICLE II

SERVICES TO BE PROVIDED

Section 2.1 Exhibits.

(a) The Exhibits attached hereto and made a part of this Agreement describe the Services that FBR Capital Markets will provide or cause to be provided to FBR Group and the FBR Group Subsidiaries, as designated from time to time by FBR Group, and that FBR Group will provide or cause to be provided to FBR Capital Markets and the FBR Capital Markets Subsidiaries, as designated from time to time by FBR Capital Markets (collectively, the “Services”). The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibits accurately. It is anticipated that the Parties will modify the Exhibits and the Services described therein from time to time. In that case or to the extent that any Exhibit is incomplete, the Parties will use good faith efforts to modify such Exhibit. There are certain terms that are specifically addressed in the Exhibits attached hereto. To the extent that the specific terms addressed in the Exhibits conflict with the terms provided in this Agreement, the specific terms addressed in the Exhibits shall govern that Service.

(b) The Parties acknowledge and agree that the Services described in the Exhibits are not exhaustive and that the Parties may identify from time to time additional Services that they wish to include in the Exhibits and incorporate into this Agreement. The Parties will use good faith efforts to identify such Services and to modify the Exhibits or create additional Exhibits setting forth the description of such Services, the Fees for such Services and any other applicable terms.

(c) Provision of Services. FBR Capital Markets and FBR Group each acknowledges and agrees that it will provide or cause to be provided the Services that it is obligated to provide either through its own resources, the resources of its respective subsidiaries or Affiliates, or by contracting with independent contractors as agreed hereunder. To the extent that either FBR Capital Markets or FBR Group decides to provide a Service through an independent contractor that it is currently providing through its own resources or the resources of its respective subsidiaries or Affiliates, the Party providing such Service shall first consult with the Party receiving such Service and obtain the prior approval of the Party receiving such Service, which approval shall not be unreasonably withheld.

Section 2.2 Standard of Care. In providing the Services, FBR Capital Markets and FBR Group will exercise the same degree of care as it has historically exercised in providing such Services prior to the date hereof, including at least the same level of quality, responsiveness and timeliness as has been exercised with respect to such Services.

Section 2.3 Records. FBR Capital Markets and FBR Group will keep full and detailed records dealing with all aspects of the Services provided hereunder (the “Records”). Each Party shall provide access to the Records to the other Party at all reasonable times and shall maintain the Records in accordance with good record management practices and with at least the same degree of completeness and care as it maintains for its other similar business interests.

ARTICLE III

FEES

Section 3.1 General.

(a) FBR Group will pay to FBR Capital Markets the fee set forth in each of the Exhibits for the Services that FBR Capital Markets is obligated to provide or cause to be provided to FBR Group and the FBR Group Subsidiaries (collectively, the “FBR Capital Markets Fees”). The FBR Capital Markets Fees constitute full compensation to FBR Capital Markets for all charges, costs and expenses incurred by FBR Capital Markets on behalf of FBR Group and the FBR Group Subsidiaries in providing the Services hereunder, unless otherwise specifically provided in an Exhibit or agreed in an AOP (as defined below). Except as specifically provided herein or in an Exhibit, or as subsequently agreed in an AOP or otherwise by FBR Group, FBR Group will not be responsible to FBR Capital Markets or to any independent contractor retained by FBR Capital Markets, for any additional fees, charges, costs or expenses relating to the Services to be provided by FBR Capital Markets, unless such additional fees, charges, costs or expenses are a direct result of FBR Group’s unilateral deviation from the scope of the Services set forth in the Exhibits.

(b) FBR Capital Markets will pay to FBR Group the fee set forth in each of the Exhibits for the Services that FBR Group is obligated to provide or cause to be provided to FBR Capital Markets and the FBR Capital Markets Subsidiaries (collectively, the “FBR Group Fees” and together with the FBR Capital Markets Fees, the “Fees”). The FBR Group Fees constitute full compensation to FBR Group for all charges, costs and expenses incurred by FBR Group on behalf of FBR Capital Markets and the FBR Capital Markets Subsidiaries in providing the Services hereunder, unless otherwise specifically provided in an Exhibit or agreed in an AOP. Except as specifically provided herein or in an Exhibit, or as subsequently agreed in an AOP or by FBR Capital Markets, FBR Capital Markets will not be responsible to FBR Group or to any independent contractor retained by FBR Group, for any additional fees, charges, costs or expenses relating to the Services to be provided by FBR Group, unless such additional fees, charges, costs or expenses are a direct result of FBR Capital Markets’ unilateral deviation from the scope of the Services set forth in the Exhibits.

Section 3.2 Payments.

(a) FBR Capital Markets will deliver to FBR Group, no later than the last day of the month following the end of each calendar quarter during the term of this Agreement, an invoice for the aggregate FBR Capital Markets Fees incurred by FBR Capital Markets during such calendar quarter. FBR Group will pay to FBR Capital Markets, through an inter-company cash transfer no later than the third Wednesday of the month next following the month in which such invoice was delivered by FBR Capital Markets to FBR Group, the aggregate FBR Capital Markets Fees incurred during such calendar quarter.

(b) FBR Group will deliver to FBR Capital Markets, no later than the last day of the month following the end of each calendar quarter during the term of this Agreement, an invoice for the aggregate FBR Group Fees incurred by FBR Group during such calendar quarter. FBR Capital Markets will pay to FBR Group, through an inter-company cash transfer no later than the third Wednesday of the month next following the month in which such invoice was delivered by FBR Group to FBR Capital Markets, the aggregate FBR Group Fees incurred during such calendar quarter.

Section 3.3 Review of Fees.

(a) At the end of each six month period during the term of this Agreement, each Party will review the charges, costs and expenses actually incurred by such Party in providing any Services, as well as the calculation of any related Fee (collectively, “Actual Cost”), during the previous six month period. In the event that either Party determines that the Actual Cost for any Service provided by such Party differs from the aggregate Fee for such Service for such period by more than 2%, such Party will deliver to the other Party documentation for such Actual Cost. The Parties agree to renegotiate in good faith any Service, the Actual Cost of which differs from the aggregate Fee for that Service for the period by more than 2%, and to adjust the related Fee accordingly, retroactively or prospectively.

(b) As a part of the AOP process referred to in Section 5.1 of this Agreement, the Parties will set Fees and new budgets for each ensuing year, and may make other changes to the Fees with respect to each Service, based upon an increase or reduction in the provision of, and related costs associated with, such Service. Once an AOP has been finalized (whether by agreement or pursuant to the provisions of Section 5.1 of this Agreement), the Fee for each Service set out in such AOP will apply for the ensuing year, subject to any subsequent written agreements between the Parties.

ARTICLE IV

REPRESENTATIVES

Section 4.1 Representatives.

(a) The Chief Financial Officer of FBR Group and the Chief Operating Officer of FBR Capital Markets will serve as administrative representatives (each a “Representative”) of FBR Group and FBR Capital Markets, respectively, to facilitate day-to-day communications and performance under this Agreement. Each Party may treat an act of a Representative of the other Party as being authorized by such other Party. Each Party may replace its Representative by giving written notice of the replacement to the other Party.

(b) No additional Exhibits, modifications to existing Exhibits, modifications to an AOP approved pursuant to Section 5.1 of this Agreement, or amendments to this Agreement shall be effective unless and until executed by the Representative of each of FBR Group and FBR Capital Markets.

ARTICLE V

PLANNING PROCESS

Section 5.1 Annual Operating Plan. The Representative of each Party will coordinate the development of an annual operating plan (“AOP”) setting forth the specific objectives, Service standards, performance measures, activity levels and a detailed budget for each of the Services. On or before December 15 of each calendar year, an AOP for each Service to be provided by FBR Capital Markets for the next calendar year will be submitted to the Representative of FBR Group by the Representative of FBR Capital Markets, for review and approval by FBR Group. On or before December 15 of each calendar year, an AOP for each Service to be provided by FBR Group for the next calendar year will be submitted to the Representative of FBR Capital Markets by the Representative of FBR Group, for review and approval by FBR Capital Markets. Approval by the Representative of FBR Capital Markets and the Representative of FBR Group will constitute approval by the Parties of the AOP.

Section 5.2 Performance Review. The Parties will meet annually on or about November 15 to review progress against the AOP objectives, Service standards, performance measures and activity levels. The Parties will use their good faith efforts to resolve any issues concerning Service standards, performance measures or changes in Fees from the AOP during these meetings. If the Parties are unable to resolve those issues, they will refer the disputed issues to the Representative of FBR Capital Markets and the Representative of FBR Group pursuant to Article XII of this Agreement.

ARTICLE VI

THIRD PARTY AGREEMENTS

To the extent that it is not practicable to have FBR Capital Markets or FBR Group as the contracting party for a third party obligation, FBR Group, with respect to all Services provided by FBR Group or contracted for by FBR Group on behalf of FBR Capital Markets and the FBR Capital Markets Subsidiaries, and FBR Capital Markets, with respect to all Services provided by FBR Capital Markets or contracted for by FBR Capital Markets on behalf of FBR Group and the FBR Group Subsidiaries, shall use commercially reasonable efforts to cause all such third party contracts to extend to and be enforceable by FBR Capital Markets or FBR Group, as the case maybe, or to assign such contracts to FBR Capital Markets or FBR Group, as the case maybe. In the event that such contracts are not extendable or assignable, FBR Capital Markets or FBR Group shall act as agent for FBR Capital Markets or FBR Group, as the case maybe, in the pursuit of any claims, issues, demands or actions against such third party provider at FBR Capital Markets’ expense as the case may be.

ARTICLE VII

AUTHORITY; INFORMATION; COOPERATION; CONSENTS

Section 7.1 Authority. Each Party represents and warrants to the other Party that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

(c) this Agreement is enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity; and

(d) it has obtained all consents or approvals of Governmental Entities and other Persons that are conditions to its entering into this Agreement.

Section 7.2 Information Regarding Services. Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information; provided, however, that a Party shall not be liable for failing to provide any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of such Party or the other Party. FBR Group shall not be liable for any impairment of any Service caused by FBR Group not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from FBR Capital Markets that is required or reasonably requested regarding that Service. FBR Capital Markets shall not be liable for any impairment of any Service caused by FBR Capital Markets not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from FBR Group that is required or reasonably requested regarding that Service.

Section 7.3 Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision, receipt and payment of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country. If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.

Section 7.4 Further Assurances. Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE VIII

AUTHORITY AS AGENT

FBR Group, the FBR Group Subsidiaries and FBR Group’s Affiliates are hereby authorized to act as agent for FBR Capital Markets and the FBR Capital Markets Subsidiaries for the purpose of performing Services hereunder as necessary or desirable to perform such Services. FBR Capital Markets, the FBR Capital Markets Subsidiaries and FBR Capital Markets’ Affiliates are hereby authorized to act as agent for FBR Group and the FBR Group Subsidiaries for the purpose of performing Services hereunder as necessary or desirable to perform such Services. Each party will execute and deliver to the other Party any document or other evidence which may be reasonably required to demonstrate to third parties the authority as described in this Article VIII.

ARTICLE IX

CONFIDENTIAL INFORMATION

Section 9.1 Definition. For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party’s knowledge without breach of a nondisclosure obligation.

Section 9.2 Nondisclosure. Each of FBR Group and FBR Capital Markets agree that (i) it will not disclose or cause to be disclosed to any third party or use or caused to be used any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

Section 9.3 Permitted Disclosure. Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other Governmental Entity or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) on a “need-to-know” basis under an obligation of confidentiality to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.

Section 9.4 Ownership of Confidential Information. All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.

ARTICLE X

TERM AND TERMINATION

Section 10.1 Term. This Agreement shall remain in effect until such time as it has been terminated as to all Services in accordance with Section 10.2 below.

Section 10.2 Termination. Either Party may terminate this Agreement without cause with respect to one or more Services under this Agreement by providing 12 months’ written notice to the other Party or as otherwise agreed between the Parties hereto.

Section 10.3 Transition Assistance Services. Each Party agrees that, upon termination of this Agreement in while or in part or any of the Services provided under this Agreement, it will cooperate, and will cause its Affiliates to cooperate, in good faith with the other Party and provide the other Party reasonable assistance to make an orderly transition to another supplier of the Services (the “Transition Assistance Services”). Transition Assistance Services shall include, without limitation, the following:

(a) developing a transition plan;

(b) providing training to personnel to perform Services; and

(c) organizing and delivering Records and documents necessary to allow continuation of the Services, including delivering such materials in electronic forms and versions as requested by the requesting Party.

ARTICLE XI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 11.1 Limitation of Liability. Except as may be provided in Section 11.2 below, FBR Group, the FBR Group Subsidiaries, their controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, an “FBR Group Party”) shall not be liable to FBR Capital Markets, the FBR Capital Markets Subsidiaries and their respective directors, officers, employees, agents or permitted assigns (each, an “FBR Capital Markets Party”), and each FBR Capital Markets Party shall not be liable to any FBR Group Party, in each case, for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages, of a FBR Capital Markets Party or a FBR Group Party arising in connection with this Agreement and the Services provided hereunder.

Section 11.2 Indemnification.

(a) FBR Group shall indemnify, defend and hold harmless each FBR Capital Markets Party from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) (collectively referred to as “Damages”) of any kind or nature, of third parties unrelated to any FBR Capital Markets Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of FBR Group or any FBR Group Subsidiary in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by acts or omissions of any FBR

Capital Markets Party. Notwithstanding the foregoing, FBR Group shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

(b) FBR Capital Markets shall indemnify, defend and hold harmless each FBR Group Party from and against all Damages of any kind or nature, of third parties unrelated to any FBR Group Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of FBR Capital Markets or any FBR Capital Markets Subsidiary in connection with the performance of Services under this Agreement, except to the extent that Damages were caused directly or indirectly by acts or omissions of any FBR Group Party. Notwithstanding the foregoing, FBR Capital Markets shall not be liable for any special, indirect, incidental, or consequential damages relating to such third party claims.

Section 11.3 Indemnification Procedures.

(a) If any FBR Group Party or FBR Capital Markets Party (the “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (the “Indemnifying Party”) under Section 11.3 of this Agreement (other than in connection with any Action subject to Section 11.3), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

ARTICLE XII

DISPUTE RESOLUTION

If any AOP is not submitted or is not approved by the Parties, or if the Parties are unable to resolve any Service, performance or budget issues or if there is a material breach of this Agreement that has not been corrected within 30 days of receipt of notice of such breach, the Representative of FBR Capital Markets and the Representative of FBR Group, will meet promptly to review and resolve those issues in good faith.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Governing Law. This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the principles of conflict of laws.

Section 13.2 Assignment. This Agreement is not assignable in whole or in part by either Party without the prior written consent of the other; provided that either Party may assign this Agreement in whole or in part to a parent, a direct or indirect wholly-owned subsidiary, an Affiliate or a successor thereto.

Section 13.3 Entire Agreement. This Agreement, including the attached Exhibits, is the complete and exclusive statement of the agreement between the Parties and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

Section 13.4 Force Majeure. Any delay or failure by either Party in the performance of this Agreement will be excused to the extent that the delay or failure is due solely to causes or contingencies beyond the reasonable control of such Party.

Section 13.5 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances shall not be affected thereby.

Section 13.6 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given one day after being delivered personally or by messenger or being received via telecopy, telex or other electronic transmission, or two days after being sent by overnight delivery service, in all cases addressed to the person for whom it is intended at the addresses as follows:

If to FBR Group:

Friedman, Billings, Ramsey Group, Inc.

1001 North Nineteenth Street

Arlington, VA 22209

Facsimile: (703) 312-9780

Attention: Chief Financial Officer

If to FBR Capital Markets:

FBR Capital Markets Corporation

1001 North Nineteenth Street

Arlington, VA 22209

Facsimile: (703) 469-1152

Attention: Chief Operating Officer

Or to such other address as a Party shall have designated by notice in writing to the other Party in the manner provided by this Section 13.6.

Section 13.7 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 13.8 Waiver of Trial By Jury. FBR CAPITAL MARKETS AND FBR GROUP EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER MAY EXIST WITH REGARD TO THIS AGREEMENT OR ANY DOCUMENT RELATED THERETO, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY FBR CAPITAL MARKETS AND FBR GROUP, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH A RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE. FBR CAPITAL MARKETS AND FBR GROUP EACH IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER.

[Remainder of page intentionally left blank.]

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have signed this Services Agreement as of the date first set forth above.

FRIEDMAN, BILLINGS RAMSEY GROUP, INC.

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Title:	SVP and Chief Legal Officer

FBR CAPITAL MARKETS CORPORATION

By:	/s/ William J. Ginivan
Name:	William J. Ginivan
Title:	SVP, General Counsel and Secretary